Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-163116) on Form S-3 and (Nos. 333-151808, 333-141694, and 333-122665) on Form S-8 of MediciNova, Inc. and subsidiaries (a development stage company) of our report dated March 31, 2011, with respect to the consolidated balance sheets of MediciNova, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive loss for each of the years in the two-year period ended December 31, 2010, and all related financial statement schedules, which report appears in the December 31, 2011 annual report on Form 10-K of MediciNova, Inc.

/s/ KPMG LLP

San Diego, California

March 28, 2012